Exhibit 99.1

For Immediate Release	Contact: Dennis J. Simonis
President & COO
Tuesday, November 9, 2004	Telephone: (808) 969-8052

ML MACADAMIA ORCHARDS, L.P.

REPORTS 3rd QUARTER 2004 EARNINGS

                Hilo, Hawaii  — ML Macadamia Orchards, L.P. (NYSE: NUT), reported disappointing third quarter earnings, mainly attributable to unanticipated legal fees and a later than normal harvest. Approximately $450,000 in legal fees was incurred to prevent the acquisition of the assets of Mac Farms of Hawaii (“Mac Farms”) by Mauna Loa Macadamia Nut Corporation (“Mauna Loa”). Mac Farms is Mauna Loa’s major competitor and the acquisition would have resulted in a virtual monopoly over Hawaii’s macadamia supply, nut processing and marketing. Mauna Loa has agreed to terminate its efforts to acquire Mac Farms and the Partnership has caused its lawsuit to be dismissed. A Director of the Partnership is a former partner and currently in-counsel for the law firm used by the Partnership.

The continued drought in Hawaii has resulted in a smaller crop in the Keaau region and a late harvest in the Ka’u region, which may defer some deliveries from 2004 to 2005. As a result of this and the legal fees, the Partnership reported a third quarter net loss of $817,000 or $0.11 per Class A Unit, on total revenues of $3.3 million.  In 2003, the net loss was $9,000, or $0.00 per Class A Unit on $5.2 million in revenues.

Nut revenues were $2.5 million for the three months ended September 30, 2004, compared to $3.8 million in the prior year. The third quarter harvest was 5.0 million pounds or 37% lower than the quarter ended September 30, 2003, and 28% below the historical average for this period. Farming service revenues were $754,000 or 46% lower than the third quarter of last year.

For the first nine months of 2004, revenues were $6.1 million with a net loss of $1.1 million or ($0.14) per Class A Unit. Total revenues in the first nine months of 2003 were $8.6 million and the net loss was $337,000, or ($0.04) per Class A Unit.

This press release contains forward-looking statements regarding future events and future performance of the Partnership that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.  These include statements, among others, regarding the Partnership’s future nut prices and the outcome of legal action, which are based on certain assumptions and forecasts.  The Partnership files documents with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K reports, which contain a description of these and other risks and uncertainties that could cause actual results to differ from current expectations and the forward-looking statements contained in this press release.

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ML Macadamia Orchards, L.P.

Income Statements (unaudited)

(in thousands, except per unit data)

	Three months		Nine months
	ended September 30,		ended September 30,
	2004	2003	2004	2003

Macadamia nut sales	$2,521	$3,784	$3,830	$5,187
Contract farming revenue	754	1,392	2,284	3,402
Total revenues	3,275	5,176	6,114	8,589
Cost of goods and services sold	3,342	5,076	5,833	8,206
Gross income	(67)	100	281	383
General and administrative expenses	713	265	1,230	771
Operating income (loss)	(780)	(165)	(949)	(388)
Interest expense	(40)	(47)	(122)	(150)
Interest income	—	—	7	8
Other income	1	206	1	206
Income (loss) before tax	(819)	(6)	(1,063)	(324)
Income tax expense	(2)	3	10	13
Net income (loss)	$(817)	$(9)	$(1,073)	$(337)

Net cash flow
(as defined in the Partnership Agreement)	$(107)	$939	$(448)	$591

Net income (loss) per Class A Unit	$(0.11)	$0.00	$(0.14)	$(0.04)

Net cash flow per Class A Unit	$(0.01)	$0.13	$(0.06)	$0.08

Cash distributions per Class A Unit	$0.05	$0.03	$0.15	$0.13

Class A Units outstanding	7,500	7,500	7,500	7,500